Exhibit 99.1

Contact:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. (713) 993-4614

SANDERS MORRIS HARRIS GROUP REPORTS FOURTH QUARTER

EARNINGS FROM CONTINUING OPERATIONS $0.14 PER SHARE

Reports 2005 Restatement Relating to Clearing Firm Accounts; No Earnings Impact

HOUSTON – MARCH 8, 2007 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today reported fourth quarter 2006 earnings from continuing operations of $3.6 million or $0.14 per diluted share compared to $3.0 million or $0.15 per diluted share in the prior year quarter. The Company noted excellent continued growth in its asset and wealth management business offset by a loss in its investment bank.

“Overall, our investment bank had a superb year. However, that business is by nature uneven. Three excellent quarters were followed by a disappointing one in the fourth quarter, said Ben T. Morris, Chief Executive Officer. “Our pipeline is healthy and we anticipate a strong 2007 in banking, barring an adverse change in the markets. We also expect our asset and wealth management area – which generated over 78% of our net income in 2006 – to maintain its upward earnings momentum.

Revenue during the fourth quarter of 2006 was $41.0 million compared to $35.6 million in 2005. The loss from discontinued operations was $922,000 or $0.03 per diluted share. The final costs of closing its New York-based fixed income division as well as the Charlotte Capital asset management business were incurred in the period.

For the full year, Sanders Morris Harris Group had record revenue of $166.7 million, up 34% from 2005. Income from continuing operations was $10.3 million in both 2006 and 2005. During the year, the Company’s assets under management or advisement rose 26% to approximately $13.0 billion. Strong revenue and operating profit growth from its asset wealth management and capital market businesses were offset by a 74% reduction in the gains on its merchant banking and warrant portfolios to $2.2 million in 2006 from $8.5 million in 2005. On a per share basis, the Company earned $0.49 per diluted share from continuing operations during 2006 compared to $0.53 per share during 2005, primarily reflecting its follow-on offering in September of last year.

Dividend

The Company also announced that its Board of Directors had declared a regular quarterly cash dividend in the amount of $0.045 per share of common stock. The dividend will be payable on April 16, 2007, to shareholders of record at the close of business on April 2, 2007.

Restatement

The Company said that it will restate upward its cash flows for the years 2004 and 2005 and correspondingly adjust its consolidated balance sheet categorization for those years. The restatement is to change the way in which cash balances in its clearing firm accounts are depicted. In prior years, these cash balances were incorrectly offset against margin balances related to unsettled trades. As a consequence, positive cash and margin balances in a clearing firm’s account related to unsettled trades were not reflected as a receivable from or payable to the clearing firm, but rather netted.

The impact of the restatements is as follows:

•	No effect on earnings in any of 2004, 2005, or 2006.

•	Increase in net cash provided by operating activities (CFOA) of $2.67 million in 2005.

•	No effect on interim consolidated financial statements in 2006.

•	No effect on consolidated statement of operations (including, but not limited to, net income for any period) or the consolidated statement of shareholders’ equity in any of 2004, 2005, or 2006.

•	Increase of $3.26 million in cash and increase of $3.76 million in total assets and total liabilities in 2005.

Conference Call

The Company will host a conference call on Thursday, March 8 to discuss 2006 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (877) 748-8103 or international dial-in number (706) 634-7604 and enter pass code 8785944. It is recommended that listeners phone-in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 30 days by dialing (800) 642-1687 (U.S.), (706) 645-9291 (International) and entering the pass code 8785944.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages approximately $13 billion in client assets. It is the largest investment banking firm headquartered in the Southwest and provides a full range of asset and wealth management services and investment banking services including underwriting of private placements and public offerings of equity and debt securities, as well as financial advisory services. It also offers institutional equity sales, trading, and research, as well as prime brokerage services for hedge funds and fixed income securities sales and trading. Its operating entities are Sanders Morris Harris, Kissinger Financial Services, Salient Partners, Salient Trust Co. LTA, SMH Capital Advisors, Select Sports Group, and The Edelman Financial Center. Sanders Morris Harris Group has 550 employees in 20 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release and certain statements and answers to questions during the conference call may contain certain forward-looking statements, under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the company’s service. The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except share and per share amounts) (unaudited)

	Three Months Ended December 30,		Year Ended December 31,
	2006	2005	2006	2005
Net income calculation:
Revenues	$41,046	$35,608	$166,748	$124,475
Expenses	34,020	32,093	145,844	111,029

Net	7,026	3,515	20,904	13,446
Equity in income of limited partnerships	1,320	1,912	2,222	8,482
Minority interests	(3,090)	(427)	(6,708)	(4,575)

Income before income taxes	5,256	5,000	16,418	17,353
Provision for income taxes	(1,688)	(2,030)	(6,110)	(7,058)

Income from continuing operations	3,568	2,970	10,308	10,295
Income (loss) from discontinued operations, net of tax	(922)	(8)	(6,902)	379

Net income	$2,646	$2,962	$3,406	$10,674

Basic earnings (loss) per share:
From continuing operations	$0.15	$0.16	$0.50	$0.55
From discontinued operations	$(0.04)	$—	$(0.33)	$0.02

Net income	$0.11	$0.16	$0.17	$0.57

Diluted earnings (loss) per share:
From continuing operations	$0.14	$0.15	$0.49	$0.53
From discontinued operations	$(0.03)	$—	$(0.33)	$0.02

Net income	$0.11	$0.15	$0.16	$0.55

Weighted average shares outstanding:
Basic	24,373	18,874	20,475	18,660
Diluted	24,743	19,434	20,915	19,253

Balance sheet data:		(As restated)
Cash and cash equivalents	$68,861	$17,867
Other tangible net assets	66,302	52,420

Tangible net assets	135,163	70,287

Shareholders’ equity	$219,936	$154,685

SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except share and per share amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 30,
	2006	2005	2006	2005
Revenue:
Asset/Wealth Management	$22,816	$16,345	$80,452	$55,307
Capital Markets
Investment banking	1,264	5,096	25,239	18,509
Institutional brokerage	4,063	7,103	21,349	26,501
Prime brokerage services	9,586	5,759	34,788	19,613

Capital Markets Total	14,913	17,958	81,376	64,623
Corporate Support	3,317	1,305	4,920	4,545

Total	$41,046	$35,608	$166,748	$124,475

Income (loss) from continuing operations before equity in income of limited partnerships, minority interests and income taxes:
Asset/Wealth Management	$6,614	$2,773	$18,052	$10,505
Capital Markets
Investment banking	(837)	1,749	7,728	6,502
Institutional brokerage	379	943	2,819	3,552
Prime brokerage services	1,208	568	2,595	1,955

Capital Markets Total	750	3,260	13,142	12,009
Corporate Support	(338)	(2,518)	(10,290)	(9,068)

Total	$7,026	$3,515	$20,904	$13,446

Equity in income of limited partnerships:
Asset/Wealth Management	$1,099	$1,555	$1,494	$7,192
Capital Markets
Investment banking	—	—	—	—
Institutional brokerage	—	—	—	—
Prime brokerage services	—	—	—	—

Capital Markets Total	—	—	—	—
Corporate Support	221	357	728	1,290

Total	$1,320	$1,912	$2,222	$8,482

Minority interests in net (income) loss of consolidated companies:
Asset/Wealth Management	$(3,090)	$(612)	$(6,708)	$(4,575)
Capital Markets
Investment banking	—	—	—	—
Institutional brokerage	—	—	—	—
Prime brokerage services	—	—	—	—

Capital Markets Total	—	—	—	—
Corporate Support	—	185	—	—

Total	$(3,090)	$(427)	$(6,708)	$(4,575)

Income (loss) from continuing operations before income taxes:
Asset/Wealth Management	$4,623	$3,716	$12,838	$13,122
Capital Markets
Investment banking	(837)	1,749	7,728	6,502
Institutional brokerage	379	943	2,819	3,552
Prime brokerage services	1,208	568	2,595	1,955

Capital Markets Total	750	3,260	13,142	12,009
Corporate Support	(117)	(1,976)	(9,562)	(7,778)

Total	$5,256	$5,000	$16,418	$17,353

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